Exhibit 10.15

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2006

The table below presents 2006 summary information for named executive officers of Sunoco Partners LLC, with regard to: base salary, and annual guideline incentive bonus opportunity under the Sunoco Partners LLC Annual Incentive Plan.

2006 EXECUTIVE COMPENSATION1

Name and Title	2006 Base Salary ($)	Annual Guideline Incentive Bonus Opportunity (%)
Deborah M. Fretz	455,000	70%
President and Chief Executive Officer

Colin A. Oerton	256,230	40%
Vice President and Chief Financial Officer

Christopher W. Keene	244,400	40%
Vice President, Business Development

Bruce D. Davis, Jr.	228,230	30%
Vice President, General Counsel & Secretary

David A. Justin	216,840	30%
Vice President, Eastern Operations

NOTES TO TABLE:

1.	The base salaries and incentive bonus opportunities shown in the foregoing table were approved at the January 24, 2006 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC.